Exhibit 16.1
Letter from Deloitte & Touche LLP to the Securities and Exchange Commission dated June 19, 2006.
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561
Dear Sirs/Madams:
We have read Item 4 of OrthoLogic Corp.’s Form 8-K dated June 20, 2006, and have the following comments:
1.	We agree with the statements made in Item 4.01(a) Dismissal of Previous Independent Registered Public Accounting Firm, except for the second sentence in the first paragraph, for which we have no basis on which to agree or disagree.

2.	We have no basis on which to agree or disagree with the statements made in Item 4.01(b) Engagement of New Independent Registered Public Accounting Firm.
Yours truly,
/s/ DELOITTE & TOUCHE LLP